Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
July 30, 2009

Thank you Steve and good morning everyone!

My comments relate primarily to the second quarter of 2009. We will file our Form 10-Q this morning.

For the second quarter of 2009, we reported earnings of $0.43 per diluted share, excluding the after tax goodwill impairment charge of $243 million. This compares with $1.03 per share in the same quarter of 2008. Revenues for the second quarter of 2009 were $716 million.

Excluding the charge, earnings exceeded the upper end of our guidance by 13 cents per share. This was primarily due to better than expected results in our barge, highway products and wind towers businesses.

Including the after tax charge of $243 million for the impairment of goodwill, the net loss for the second quarter was $2.75 per diluted share.

Rail Group
Moving to our Rail Group.
Revenues for this group decreased on a quarter-over-quarter basis by 49% to $303 million.
Margin results for the Rail Group were a loss of 1.2%, excluding the goodwill charge.

Looking forward, we anticipate that the Rail Group will report an operating margin loss of between 5% and 8% for the third quarter of 2009. This projection reflects the lower pricing environment and the number of cars to be shipped during the period.

The Rail Group backlog as of June 30, 2009 consisted of approximately 3,780 railcars, with an estimated sales value of $325 million.

Inland Barge Group
Now turning to our Inland Barge Group.

The Inland Barge Group’s second quarter performance was once again strong, posting revenues of $137 million and operating profit of $30.3 million. This group’s backlog, as of June 30, 2009, totaled approximately $350 million.

We anticipate Inland Barge revenues of between $110 and $120 million in the third quarter. Operating profit margins for this group are expected to range between 17% and 19% for the same period.

Energy Equipment Group
Now moving to the Energy Equipment Group.

During the second quarter, this group’s revenues declined quarter-over-quarter to $134 million. Operating profits were $25.2 million with an operating profit margin of 18.8%. Backlog for the wind tower business remained healthy at $1.2 billion as of June 30, 2009. Revenues for this group will remain in the $130 million range in the third quarter. However, margins are expected to decline to between 13% and 15% as we manufacture less profitable orders from our backlog.

Construction Products Group
Revenues for our Construction Products Group declined 30% compared to the same quarter of the previous year due to the overall slowdown in infrastructure spending during the second quarter. This group did, however, recover nicely from the first quarter, posting operating profits of $15.5 million and a margin of 10%.

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $134 million compared with $86 million in the same quarter of 2008. Operating profit for the second quarter was $35 million with $3 million resulting from railcar sales. Of the increase in second quarter revenues, $45 million is due to cars sold from the fleet.

For 2009, we anticipate approximately $175 — $225 million in net fleet additions to our lease fleet. This level of investment compares with $940 million in net fleet additions during 2008.

Consolidated
Moving to our consolidated results.

For 2009, we now expect non-leasing capital expenditures of between $60 and $65 million. This compares to $132 million in 2008.

During the third quarter, we expect to eliminate approximately $60 million in revenue and between $3 and $5 million in operating profits.

We anticipate earnings per share for the company to range between 22 and 30 cents per diluted share in the third quarter. Our current view of the 4th quarter is that consolidated revenue could decline to between $475 and $500 million. At this revenue level, the company should be in a near breakeven earnings position.

At this time I will turn the presentation back to James for the question and answer session.